Exhibit 99.1

Allied Healthcare Products Enters into Asset Purchase Agreement and Commences Voluntary Chapter 11 Proceedings to Facilitate Value Maximizing Sale

Receives commitment for $4 million in debtor-in-possession financing to support ongoing operations

St. Louis, MO—May 11, 2023— Allied Healthcare Products, Inc. (“AHP” or the “Company”), a reputable and leading manufacturer of medical gas construction equipment, respiratory therapy equipment, home healthcare products and emergency medical supplies, today announced that on May 8, 2023, it voluntarily initiated a Chapter 11 proceeding in the United States Bankruptcy Court for the Eastern District of Missouri Eastern Division. AHP intends to use the bankruptcy process to implement an orderly sale of the business under Section 363 of the Bankruptcy Code in an effort to maximize value for all stakeholders while simultaneously ensuring the possibility of continued operations and employment, guaranteeing the availability of their life-saving products in the marketplace for years to come.

In connection with the filing, AHP has obtained $4 million debtor-in-possession financing from Sterling Commercial Credit and the support from a stalking horse bidder, Flexicare, Inc., to acquire its New York facility and business and its St. Louis business operations through two separate transactions, subject to higher or otherwise better offers. Ravinia Capital has been retained as AHP's investment banking advisor to manage the sale and bidding process in a court-supervised auction.

"This is a significant step in our restructuring process, and we are very thankful to the Ravinia Capital team for their hard work in securing the agreements with Sterling and Flexicare, which we believe validates the immense value and future prospects of AHP's business," said Akash Amin, AHP's President and Chief Restructuring Officer. “We have complete confidence in the strength of our brand and products and strongly believe that each of our facilities is well-positioned for profitability under the stewardship of new owners. With these agreements in place, and the protections afforded by the Bankruptcy Code, we can broaden our marketing efforts to seek a going concern sale of the business and keep our life-saving products in the marketplace for the millions of patients and practitioners who depend on them worldwide."

Prior to the filing, the Company's Board of Directors approved various strategic initiatives aimed at improving AHP’s financial and operational strength. While many of the Company’s initiatives have gained positive momentum, AHP’s business continues to be impacted by ongoing operational and financial challenges stemming from a variety of factors including, but not limited to Covid-19 related challenges, supply chain disruptions, labor shortages and a volatile economic environment. After a thorough evaluation of all strategic options, the Company, in concert with the Board of Directors, unanimously agreed that pursuing a sale of the business provides the best path forward for the Company and its stakeholders.

AHP’s auction and bidding procedures will be divided into two segments, one for the St. Louis brands and assets and the second for the New York CO2 absorbent brands and assets (inclusive of AR). Interested parties could include both strategic and financial buyers, for whom substantial due diligence materials are available, and can enter one or both auctions.

The Company seeks to execute an expedited sale process for the benefit of all AHP employees, customers, vendors, and other strategic partners. For more information about the sale process, interested parties should contact Tom Goldblatt, Managing Partner, Ravinia Capital, at tgoldblatt@raviniacapitalllc.com.

"At the heart of AHP's restructuring is our commitment to patient health and safety, and we have tremendous appreciation for the hard work of our dedicated team members and their continued commitment to our business and our customers. As we continue to work through the sale process and solicit bids for our assets from other interested parties per Court approved bidding procedures, we will continue to prioritize the needs of our customers,” Mr. Amin concluded.

The Company has filed a number of customary motions with the Bankruptcy Court intended to support the continuation of its day-to-day operations for customers, employees, vendors and suppliers, and other business partners during the court-supervised sale process.

The Company is being advised by MorrisAnderson & Associates, Ltd., as Chief Restructuring Officer and Financial Advisor, Spencer Fane LLP as restructuring counsel, and Ravinia Capital LLC as Investment Banker.

About Allied Healthcare Products Allied Healthcare Products, Inc. manufactures a variety of respiratory products used in the health care industry in a wide range of hospital and alternate site settings, including sub-acute care facilities, home health care and emergency medical care. The Company’s product lines include respiratory care products, medical gas equipment and emergency medical products. For more information, please visit www.alliedhpi.com.

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Media Contact

Liz Gonzalez

Paladin for Allied Healthcare Products

lgonzalez@paladinmgmt.com